Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY	STATE OF INCORPORATION

InSight Health Services Corp.	Delaware
InSight Health Corp.	Delaware
Radiosurgery Centers, Inc.	Delaware
MRI Associates, L.P.	Delaware
Orange County Regional PET Center – Irvine, L.L.C.	California
San Fernando Valley Regional PET Center, L.L.C.	California
Valencia MRI, L.L.C.	California
Wilkes-Barre Imaging, L.L.C.	Pennsylvania
Maxum Health Corp.	Delaware
Maxum Health Services Corp.	Delaware
Diagnostic Solutions Corp.	Delaware
Maxum Health Services of North Texas, Inc.	Texas
Maxum Health Services of Dallas, Inc,	Texas
NDDC, Inc.	Texas
Open MRI, Inc.	Delaware
Signal Medical Services, Inc.	Delaware